The Clorox Company News Release

Clorox and Procter & Gamble Announce Increased P&G Investment in Glad® Products Joint Venture

OAKLAND, Calif. and CINCINNATI, Dec. 16, 2004 – The Clorox Company (CLX: NYSE/PCX) and The Procter & Gamble Company (PG: NYSE) today announced that P&G’s board of directors has authorized P&G to pay Clorox $133 million to increase P&G’s interest from 10 percent to 20 percent in the Glad products joint venture. Clorox will own the remainder of the Glad business. Twenty percent is the maximum investment P&G is allowed under the joint venture agreement. The transaction is expected to close in January 2005.

The Glad products joint venture, which was formed in January 2003, has exclusive access to a range of current and future patents, trademarks and other proprietary technologies developed by P&G to drive innovation and growth on food and trash bags, wraps and containers under the Glad®, GladWare® and related trademarks.

“We’re pleased that P&G has exercised the option to increase their investment in the joint venture,” said Glad Vice President–General Manager Beth Springer. “This action reflects our mutually high levels of confidence in the Glad business stemming from the success of Glad® Press ’n Seal™ wrap and ForceFlex™ trash bags, the two gamechangers launched since the joint venture’s inception. We look forward to continuing to leverage the strength of the Glad brand and our strong operational expertise with Procter & Gamble’s innovative technologies to build this important category for Clorox.”

“We are very satisfied with the results of the Glad joint venture to date,” said Valarie Sheppard, P&G Finance Manager, Global Household Care and board member for the Glad products joint venture.  “Extending our interest to 20 percent is a business building opportunity that allows us to realize a greater return on our R&D investments while delighting consumers with breakthrough innovations.”

About The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2004 revenues of $4.3 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 8,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $58.3 million to nonprofit organizations, schools and colleges; and in fiscal 2004 alone made product donations valued at $5 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" and "Management's Discussion & Analysis" in the company's SEC Form 10-K for the year ended June 30, 2004, as updated from time to time in the company's SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors' actions; the company's costs, including changes in the company’s exposure to commodity cost increases; the effects on cash flow of tax payments and share repurchases, including interest costs and repayment of debt incurred to finance repurchases; the ability to manage and realize the benefits of joint ventures and other cooperative relationships; risks inherent in litigation and international operations; the success of new products; the integration of acquisitions; and environmental, regulatory and intellectual property matters.

About P&G

Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Bounty®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Actonel®, Olay®, Clairol Nice ‘n Easy®, Head & Shoulders® and Wella®.  The P&G community consists of about 110,000 employees working in almost 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made.  These include:  (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella); (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (10) the ability to stay close to consumers in an era of increased media fragmentation; and (11) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Contact Information

The Clorox Company

Media Relations: Kathryn Caulfield – (510) 271-7209, Dan Staublin – (510) 271-1622

Investor Relations: Steve Austenfeld – (510) 271-2270, Michael Iracondo – (510) 271-2156

The Procter & Gamble Company

Media Relations:Martha Depenbrock  (513) 608-3147, Hans Bender (513) 983-1925

Investor Relations: Thomas Tippl – (513) 983-2414